Exhibit 99.1

NEWS RELEASE

Taylor Capital Group's

Cole Taylor Bank Sells Land Trust Business

ROSEMONT, IL -- April 1, 2005 -- Cole Taylor Bank, a wholly-owned subsidiary of Taylor Capital Group, Inc. (Nasdaq: TAYC) announced today the sale of its land trust business to Chicago Title Land Trust Company for $2,250,000.00.

"We are proud of Cole Taylor Bank's market leading position in the land trust business, but it no longer complements our strategic focus on owner operated and family owned businesses," said Bruce W. Taylor, Chief Executive Officer of Cole Taylor Bank and President of Taylor Capital Group. "The disposition of the land trust business is part of our ongoing strategy to allocate resources into products and services that best serve our business customers financial needs."

"Our land trust clients will be well served by Chicago Title Land Trust Company, which is focused exclusively on the trust business," said Scott Nathanson, Senior Vice President of Corporate and Real Estate Trust Services for Cole Taylor Bank. "We are pleased that we could transition this business to Chicago Title Land Trust Company, which has been a good partner to Cole Taylor for many years. This sale will allow us to focus all of our energy on the deferred exchange and corporate trust businesses, important components of our strategic focus."

Cole Taylor Bank is Chicago's leading commercial banker for closely held businesses and the people who own and manage them. With $2.8 billion in assets, the bank operates 11 banking centers throughout the Chicago metropolitan area. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

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For further information:

Daniel C. Stevens
Chief Financial Officer
847-653-7730

Bess Gallanis
Investor Relations
312-659-7572